Exhibit 10.1

EXECUTION VERSION

INVESTMENT AND EXCHANGE AGREEMENT

INVESTMENT AND EXCHANGE AGREEMENT, dated as of June 3, 2010 (this “Agreement”), among HARRAH’S ENTERTAINMENT, INC., a Delaware corporation (“HET”), Harrah’s BC, Inc., a Delaware corporation and wholly-owned subsidiary of HET (“BondCo”), and PAULSON & CO. INC., a Delaware corporation, on behalf of the several investment funds and accounts managed by it (“Investor”).

WHEREAS, Harrah’s Operating Company, Inc., a wholly-owned subsidiary of HET (“HOC”), has outstanding, among other things, indebtedness in the form of 5.625% Senior Notes due 2015, 6.5% Senior Notes due 2016 and 5.75% Senior Notes due 2017 (collectively, the “Subject Bonds”);

WHEREAS, BondCo currently owns approximately $854 million in aggregate principal amount of Subject Bonds as set forth on Schedule I, which were acquired by BondCo through tender offers and/or repurchases;

WHEREAS, Investor currently owns $177,925,000 in aggregate principal amount of Subject Bonds as set forth on Schedule I (collectively, the “Existing Investor Bonds”);

WHEREAS, Investor desires to exchange, and HET desires to allow the exchange of, the Existing Investor Bonds for voting common stock, $0.01 par value per share, of HET (“New Voting Stock”) at the Applicable Exchange Ratio (as defined below), upon the terms and subject to the conditions set forth herein, including receipt of any required gaming and other regulatory approvals, and the effectiveness of a registration statement registering the resale of such shares of New Voting Stock and shares of New Voting Stock that may be issued in exchange for Additional Investor Bonds (as defined below) by the Investor pursuant to the Securities Act (as defined below) (the “Registration”);

WHEREAS, Investor desires to purchase from BondCo, and each of HET and BondCo desire that BondCo sell to Investor, the aggregate principal amount of Subject Bonds held by BondCo set forth on Schedule I (collectively, the “Additional Investor Bonds,” and together with the Existing Investor Bonds, the “Investor Bonds”), in the respective maturities and for the purchase price also set forth on Schedule I (“Bond Purchase Price”);

WHEREAS, the sale of the Additional Investor Bonds by BondCo to Investor will be registered under the Securities Act (as defined below) pursuant to the Bond Registration Statement (as defined below) and the Prospectus (as defined below);

WHEREAS, Investor desires to also exchange the Additional Investor Bonds for New Voting Stock at the Applicable Exchange Ratio, upon the terms and subject to the conditions set forth herein, including receipt of any required gaming and other regulatory approvals and waivers of licenses, and the effectiveness of the Registration;

WHEREAS, concurrently with Investor’s purchase of the Additional Investor Bonds, and pursuant to the Sponsor Agreement (as defined below), Affiliates of Apollo Management VI, L.P. (collectively, “Apollo”) and TPG Capital, L.P. (collectively, “TPG;”

collectively with Apollo, “Sponsors”) will purchase from BondCo (the “Sponsor Bond Purchase”) the aggregate principal amount of Subject Bonds set forth on Schedule I (collectively, the “Additional Sponsor Bonds”), in the respective maturities set forth on Schedule I, and all at the Bond Purchase Price;

WHEREAS, each Sponsor currently owns approximately $52,517,000 in aggregate principal amount of Subject Bonds (for the avoidance of doubt, an aggregate principal amount equal to $105,033,000 between both Sponsors) as set forth on Schedule I (collectively, the “Existing Sponsor Bonds”; collectively with the Additional Sponsor Bonds, the “Sponsor Bonds”);

WHEREAS, Sponsors desire to exchange, and HET desires to allow the exchange of, the Sponsor Bonds for New Voting Stock at the Applicable Exchange Ratio (the “Sponsor Exchange”), upon the terms and subject to the conditions set forth in the Sponsor Agreement, including receipt of any required gaming and other regulatory approvals (but not, for the avoidance of doubt, the effectiveness of the Registration);

WHEREAS, to effect the exchange of Subject Bonds for New Voting Stock, (i) HET will transfer to BondCo shares of New Voting Stock, and (ii) BondCo will exchange the same for Subject Bonds from Investor and Sponsors at the Exchange Ratio and as otherwise described herein, and in a manner expected to be exempt from registration under United States securities laws (the “Exchange”);

WHEREAS, the consummation of the Exchange will be subject to certain conditions, including receipt of the Regulatory Approvals (as defined below) and effectiveness of each of the Reclassification and the Registration;

WHEREAS, Investor’s eligibility to receive and hold a number of shares of New Voting Stock in excess of 4.9% of the total issued and outstanding amount thereof will be further subject to the Licensing Waiver (as defined below);

WHEREAS, upon and subject to receipt of the Regulatory Approvals, and prior to and in connection with the Registration and the Exchange, HET will effect the Reclassification (as defined below);

WHEREAS, if the Regulatory Approvals are not obtained on or prior to the Regulatory Termination Date (as defined below), the Exchange will not be consummated, and no Subject Bonds will be exchanged for New Voting Stock or any other security;

WHEREAS, if the Licensing Waiver is not obtained prior to the consummation of the Exchange, Investor will exchange in the Exchange only (i) the Existing Investor Bonds and (ii) an aggregate principal amount of Additional Investor Bonds that, together with the Existing Investor Bonds, represents no more than 4.9% of the total issued and outstanding New Voting Stock, giving effect to the consummation of the Exchange at the Applicable Exchange Ratio (the “Additional Exchange Amount”);

WHEREAS, if the Licensing Waiver is obtained prior to the consummation of the Exchange, Investor will exchange the Existing Investor Bonds and the Additional Investor Bonds for shares of New Voting Stock in the Exchange at the Applicable Exchange Ratio;

WHEREAS, if the Licensing Waiver is obtained after the consummation of the Exchange and prior to the termination of this Agreement, BondCo will exchange, and HET will cause BondCo to exchange, any remaining Existing Investor Bonds and Additional Investor Bonds then held by Investor (such amount, the “Remaining Investor Bonds”) for New Voting Stock as described above, also at the Applicable Exchange Ratio, and also pursuant to a private exchange offer between BondCo and Investor alone; and

WHEREAS, if the Licensing Waiver is not obtained prior to the termination of this Agreement, the Remaining Investor Bonds will not be exchanged for New Voting Stock or any other security.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, HET, BondCo and Investor hereby agree as follows:

ARTICLE 1

DEFINED TERMS; INTERPRETATION

1.1 Defined Terms. As used herein, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Exchange Ratio” means the exchange ratio set forth on Schedule I.

“Bond Registration Statement” means the Registration Statement on Form S-1 of HET and HOC, SEC file number 333-163368, as originally declared effective by the SEC on December 17, 2009, as amended through the date hereof.

“Closing Date” means the date on which the Closing occurs.

“Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means any binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.

“Exchange Act” the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all guaranteed obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien, security interest or encumbrance on any property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other Person to the extent such Person is liable therefor.

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Licensing Waiver” means a waiver of any otherwise-applicable requirements under any Regulatory Law that Investor be licensed or otherwise found suitable to receive and hold an amount of New Voting Stock equal to or in excess of 5%, but less than 10%, of the total issued and outstanding amount thereof.

“Material Adverse Effect” means a material adverse effect on (x) the business, assets, liabilities, properties, results of operations or financial condition of HET and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry, (ii) any occurrence, condition, change, event or effect that affects the gaming industry generally (including regulatory changes affecting the gaming industry generally), except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war or the occurrence of any natural disasters and acts of terrorism, except in the event, and only to the extent, of any damage or destruction to or loss of HET’s or its Subsidiaries’ physical properties, (iv) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions, (v) any change in generally accepted accounting principles, or in the interpretation thereof, as imposed upon HET, its Subsidiaries or their respective businesses or any change in Law, or in the interpretation thereof, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry or (vi) any occurrence, condition, change, event or effect resulting from compliance by HET and its Subsidiaries with the terms of this Agreement and each other agreement in connection herewith and therewith; (y) solely for purposes of the condition set forth in Section 5.2(c)(ii)(C), the ability of HET or BondCo to consummate the Transactions, other than (I) the sale of the Additional Investor Bonds to Investor and (II) any transaction contemplated hereby for which the Licensing Waiver would be required; or (z) solely for purposes of the condition set forth in Section 6.2(c), the ability of HET or BondCo to consummate the sale of the Additional Investor Bonds to Investor.

“Offer Document” means the preliminary Confidential Offering Memorandum delivered to the Investor on June 3, 2010 and attached hereto as Exhibit A, relating to the Exchange and the New Voting Stock, together with all SEC Filings (as defined below) previously filed and incorporated by reference therein.

“Permits” means all Consents, licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Prospectus” means HOC’s Prospectus, dated as of May 24, 2010, SEC file number 333-163368, relating to the Subject Bonds.

“Recapitalization” means any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction.

“Reclassification” means the reclassification of HET’s existing non-voting and voting common stock as described in the Offer Document. For greater certainty, upon the effectiveness of the Reclassification, the authorized capital stock of HET shall include New Voting Stock.

“Regulatory Approvals” means all Permits, findings of suitability, franchises and entitlements issued or issuable by any Regulatory Authority or under any Regulatory Law which are necessary to permit the consummation of the Exchange (including the Reclassification, the Registration and the issuance of New Voting Stock).

“Regulatory Authority” means any Governmental Entity with regulatory control or jurisdiction over the ownership or conduct of lawful gaming or gambling or otherwise applicable to HET and its Subsidiaries.

“Regulatory Law” means any federal, state, local or foreign Law, Permit, registration, finding of suitability, approval or other authorization (including any condition or limitation placed thereon) governing or relating to gaming and the conduct of gaming activities and other operations of HET and its Subsidiaries (including all Laws relating to related regulated activities such as liquor, cabaret, horse racing and the like).

“Regulatory Termination Date” means, if the Regulatory Approvals have not been obtained by such date, the nine (9) month anniversary of the date of submission of the Required Regulatory Filings (as defined below) (for the avoidance of doubt, with the result that any Subject Bonds then held by Investor will not be exchanged for New Voting Stock or any other security).

“Relevant Casino” means any casino owned by HET or any of its Subsidiaries within the continental United States that has aggregate gaming floor space greater than or equal to 25,000 square feet.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor Agreement” means that certain Investment and Exchange Agreement (Sponsors), dated as of the date hereof, among Apollo, TPG, HET and BondCo.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, offers to sell, pledges, encumbers, hypothecates, grants an option or engages in any short sale with respect to, transfers or disposes of such security or any interest in such security to any Person, (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person, or (iii) reduces such Person’s beneficial ownership of, or interest in, such security.

1.2 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Annex and Schedule references are to those of this Agreement unless otherwise specified. The term “including” is not limiting and means “including without limitation.” The word “or” is not exclusive. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 2

PURCHASE OF ADDITIONAL INVESTOR BONDS

2.1 Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Investor shall purchase and accept from BondCo, and BondCo shall sell, assign, transfer and deliver to Investor, the Additional Investor Bonds, free and clear of all encumbrances.

2.2 Consideration. At the Closing, in consideration for the sale of the Additional Investor Bonds, Investor shall pay or cause to be paid to BondCo or its designee the total cash purchase price set forth on Schedule I, by wire transfer of immediately available funds to an account or accounts previously designated by BondCo to Investor.

2.3 Closing. The consummation of the purchase and sale of the Additional Investor Bonds (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036 (or at any other location agreed upon by the parties hereto) on the business day (or on such other date as is agreed to among the parties) on which the satisfaction or waiver of the conditions set forth in Article 6 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) is obtained.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HET AND BONDCO

Except as otherwise disclosed or incorporated by reference in the Offer Document or Prospectus, each of HET and BondCo, jointly and severally, represents and warrants, as of the date hereof and as of the Closing Date, to Investor as follows:

3.1 Organization, Power and Authority. Each of HET and BondCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of HET and BondCo has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated by this Agreement (collectively, the “Transactions”) and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

3.2 Subsidiaries. Each of BondCo and HOC are wholly-owned Subsidiaries of HET.

3.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by each of HET and BondCo and constitutes the legal, valid and binding obligation of each of HET and BondCo, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

3.4 No Conflicts. Neither the execution and delivery by HET or BondCo of this Agreement, the compliance by HET or BondCo with the terms and conditions hereof, nor the consummation by HET or BondCo of the Transactions will (i) violate, result in a breach of, or constitute a default under their respective certificates of incorporation or bylaws, (ii) violate, result in a breach of, or constitute a default under (with or without notice or lapse of time, or both), in each case in any material respect, any Contract, judgment, order or decree to which HET, HOC or BondCo is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument or (iii) assuming all Regulatory Approvals and the Licensing Waiver have been obtained and are effective, conflict with or violate in any material respect any applicable Laws (including Regulatory Laws).

3.5 Ownership. BondCo is the sole, lawful owner of record and beneficially of the Additional Investor Bonds, and has good and marketable title to the Additional Investor Bonds, free and clear of any encumbrances. At the Closing, BondCo will transfer, and HET will cause BondCo to transfer, to Investor good and marketable title to the Additional Investor Bonds, free and clear of all encumbrances. There are no contracts or other agreements between or among BondCo, HOC, HET and any other Person that would conflict with, restrict or prohibit BondCo’s ability to transfer the Additional Investor Bonds to Investor as described herein. Without limiting the generality of the foregoing, except as provided herein, neither BondCo nor HET has pledged, hypothecated or granted any security interest in the Additional Investor Bonds or entered into any purchase, participation, option, call or put agreement or arrangement with respect to the Additional Investor Bonds.

3.6 Consents. Except for the Regulatory Approvals, approvals necessary for listing on a national securities exchange, and the Licensing Waiver, no consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any Governmental Entity, Regulatory Authority or of, by or with any other Person are required to be made or obtained by HET or any of its Subsidiaries in connection with the execution, delivery and performance by HET and its Subsidiaries of this Agreement or the consummation of the Transactions, other than those that, individually or in the aggregate, are not material.

3.7 Capitalization. As of the date hereof, HET has 60,560,806.86 shares of non-voting common stock, $0.01 par value per share, issued and outstanding, all of which were validly issued, fully paid and non-assessable

3.8 Accuracy of Information. As of the date hereof, the Prospectus and the Offer Document, including any SEC Filings or other documents incorporated therein by reference, taken together do not and, on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9 No Impairment.

(a) The Additional Investor Bonds were duly authorized, validly issued and are outstanding under the indentures governing such Subject Bonds. The Additional Investor Bonds and the Credit Documents (as defined below) constitute binding obligations of HOC, enforceable against HOC in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

(b) BondCo has not given its consent to change, nor has it waived, any material term or provision of any indenture, note, guaranty, security agreement or other agreement governing or executed and delivered in connection with the Additional Investor Bonds (collectively, the “Credit Documents”), including with respect to the amount or time of any payment of principal or the rate or time of any payment of interest.

(c) BondCo has not engaged in any acts or conduct or made any omissions that will result in Investor receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Additional Investor Bonds than is received by other holders of Subject Bonds.

(d) BondCo is not a party to, or bound by, any Contract that would materially and adversely affect Investor’s rights and remedies under the Additional Investor Bonds or this Agreement.

(e) HOC is not in material violation of or in default under, and no event has occurred or exists that, with notice or lapse of time or both, would constitute a default under, any provision of the Credit Documents.

3.10 Company Reports and Financial Statements.

(a) HET and each of its Subsidiaries has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (collectively, “SEC Filings”) since December 31, 2007 (the SEC Filings since December 31, 2007 and through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) HET’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with

GAAP) and (ii) in compliance as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of HET and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not, individually or in the aggregate, material to HET and its consolidated Subsidiaries taken as a whole).

3.11 Insolvency. Neither HET nor any of its Subsidiaries has, within the five (5) years prior to the date hereof, taken any steps to seek protection pursuant to any bankruptcy law, nor does HET or any of its Subsidiaries have any actual knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Neither HET nor any of its Subsidiaries is, or will be as a result of the consummation of the Transactions, Insolvent (as defined below). BondCo has no liabilities other than those arising under this Agreement. “Insolvent” means, with respect to any Person, (i) that such Person’s financial condition is such that the sum of such Person’s Indebtedness is greater than all of such Person’s property at a fair valuation, (ii) that such Person intended to incur, or believed that it would incur, Indebtedness that would be beyond such Person’s ability to pay as such Indebtedness matured or (iii) that such Person was engaged in a business or a transaction, or was about to engage in business or a transaction, for which any property remaining with such Person was an unreasonably small capital.

3.12 No Default. Neither HET nor any of its Subsidiaries are in default, nor has there been an event of default, and no event has occurred or exists that, with notice or lapse of time or both, would constitute such an event of default, in each case with respect to (i) the Credit Agreement dated as of January 28, 2008, as amended by the Amendment and Waiver dated as of June 3, 2009 and the Incremental Facility Amendment dated as of September 26, 2009 (the “Credit Agreement”), among HET (as successor in interest to Hamlet Merger Inc.), HOC, Bank of America, N.A., as administrative agent and collateral agent, and the other parties party thereto, (ii) the Real Estate Facility (as defined in the Credit Agreement), (iii) the 11.25% senior secured notes due 2017 issued by HOC, (iv) the 10.00% second-priority senior secured notes due 2015 and 10.00% second-priority senior secured notes due 2018 issued by HOC on December 24, 2008, (v) the 10.00% second-priority senior secured notes due 2018 issued by HOC on April 15, 2009, (vi) the 12.75% second-priority senior secured notes due 2018 issued by HOC, (vii) the 10.75% senior notes due 2016 and the 10.75%/11.5% senior toggle notes due 2018 issued by HOC, (viii) that certain term loan agreement dated as of July 31, 2009, among Chester Downs and Marina, LLC, Citibank, N.A. and the lenders party thereto, (ix) that certain amended and restated loan agreement, dated as of February 19, 2010, among PHW Las Vegas, LLC and Wells Fargo Bank, N.A., (x) the 5.375% Senior Notes due 2013 issued by HOC; (xi) the 5.625% Senior Notes due 2015 issued by HOC; (xii) the 6.500% Senior Notes due 2016 issued by HOC; (xiii) the 5.750% Senior Notes due 2017 issued by HOC and (xiv) any other Indebtedness of HET or any of its Subsidiaries in excess of $100,000,000 (collectively, the “Material Indebtedness”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants, as of the date hereof and as of the Closing Date, to each of HET and BondCo as follows:

4.1 Power and Authority. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Investor has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement and to consummate the Transactions and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

4.2 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by Investor and constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

4.3 No Conflicts; Consents. Neither the execution and delivery by Investor of this Agreement, the compliance by Investor with the terms and conditions hereof, nor the consummation by Investor of the Transactions will (i) violate, result in a breach of, or constitute a default under its certificate of incorporation or bylaws, (ii) violate, result in a breach of, or constitute a default under (with or without notice or lapse of time, or both), in each case in any material respect, any agreement, instrument, judgment, order or decree to which Investor is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument or (iii) assuming all Regulatory Approvals and the Licensing Waiver have been obtained and are effective, conflict with or violate in any material respect any applicable Laws (including Regulatory Laws). The execution, delivery and performance of this Agreement by Investor and the consummation of the Transactions do not and will not require any Permit of, or filing with or notification to, any Governmental Entity except, as applicable, (i) Regulatory Approvals and the Licensing Waiver and (ii) requirements under the Exchange Act and the rules and regulations promulgated thereunder.

4.4 Ownership. Investor and/or its Affiliates are the lawful owners of record and beneficially of the Existing Investor Bonds, and have good and marketable title to the Existing Investor Bonds, free and clear of any encumbrances, except for encumbrances created by this Agreement. There are no contracts or other agreements between or among Investor and any other Person that would conflict with, restrict or prohibit Investor’s ability to exchange the Existing Investor Bonds as described herein.

4.5 Investment Representations. Investor is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks and benefits of its investment in the Additional Investor Bonds (and, by virtue of Investor’s agreement to effect the exchange of the same as described herein, the New Voting Stock). HET has provided

Investor with such disclosure with respect to the operations, business prospects and condition (financial or otherwise) of HET and its Subsidiaries as was requested by Investor in order for Investor to have made a voluntary and informed investment decision to acquire the Additional Investor Bonds (and, by virtue of Investor’s agreement to effect the exchange of the same as described herein, the New Voting Stock).

4.6 No Additional Representations. Except as expressly set forth herein, neither HET nor BondCo makes any representation or warranty, or extends any warranties of any kind, express or implied. Without limiting the foregoing, neither HET nor BondCo makes any representation or warranty with respect to any projections, forecasts or forward looking information provided to Investor, if any.

ARTICLE 5

COVENANTS

5.1 Gaming Regulatory Matters.

(a) Regulatory Approvals. Promptly following the date hereof, but not later than sixty (60) days following the date hereof, HET shall prepare or cause to be prepared, and shall submit or cause to be submitted, all required initial applications and documents, subject to Section 5.1(b) (collectively, the “Required Regulatory Filings”), in connection with obtaining, and shall otherwise use its reasonable best efforts to obtain, including by pursuing any ordinary-course or customary and typical rights of appeal (provided that, notwithstanding the foregoing, in no event shall HET or any HET Party (as defined below) in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to HET’s ongoing relationship with any Regulatory Authority), the Regulatory Approvals. Each of HET and, subject to Section 5.1(c), Investor shall comply with the terms and conditions of all such Regulatory Approvals and shall promptly and in good faith respond to, and cause their respective officers, managers, directors and Affiliates to promptly and in good faith respond to, all requests for information by any Regulatory Authority in connection with such applications and otherwise to cooperate in good faith with each other and such Regulatory Authorities.

(b) Licensing Waiver. Subject to Section 5.1(c), following the date hereof, HET and Investor shall reasonably cooperate to prepare or cause to be prepared, and Investor shall use its reasonable best efforts to file or cause to be filed, all required applications and documents (including, where appropriate, indications of further information to come by supplementary filing) in connection with obtaining, and shall otherwise use their respective reasonable best efforts to obtain, the Licensing Waiver. Each of HET and Investor shall comply with the terms and conditions of any such Licensing Waiver and shall promptly and in good faith respond to, and, subject to Section 5.1(c), shall cause their respective officers, managers, directors and Affiliates to promptly and in good faith respond to, all requests for information by any Regulatory Authority in connection with such application, to provide one another with copies of all material communications (provided that such communications do not contain confidential or proprietary information) from and filings with any Regulatory Authority in connection with this Section 5.1(b) and otherwise to cooperate in good faith with each other and such Regulatory Authorities.

Investor shall not assert, and disclaims any right to recover in respect of, and shall cause its Subsidiaries and controlled Affiliates not to assert, and to disclaim any right to recover in respect of, any claim in any proceeding against HET, BondCo, or any of its or their parents, Subsidiaries, predecessors, successors, assigns, Affiliates, representatives, officers, directors, shareholders, employees, and agents (collectively, “HET Parties”), alleging or seeking any damage, loss or other liability arising from or in connection with any HET Party’s compliance with its obligations in connection with obtaining the Licensing Waiver as contemplated herein. HET shall not assert, and disclaims any right to recover in respect of, and shall cause its Subsidiaries and controlled Affiliates not to assert, and to disclaim any right to recover in respect of, any claim in any proceeding against Investor or any of its Subsidiaries, predecessors, successors, assigns, Affiliates, representatives, officers, directors, shareholders, employees, and agents (collectively, “Investor Parties”), alleging or seeking any damage, loss or other liability arising from or in connection with any Investor Party’s compliance with its obligations in connection with obtaining the Licensing Waiver as contemplated herein; provided, that Investor shall have complied with its obligations in connection with obtaining the Licensing Waiver as contemplated herein.

(c) Certain Limitations on Investor Obligation. Notwithstanding anything to the contrary contained herein, neither Investor nor any of its Affiliates shall be required to take any action, including any action required to comply with the terms and conditions of any Regulatory Approval or Licensing Waiver pursuant to this Section 5.1 that is or would be reasonably likely to be “unreasonably burdensome” to a passive institutional investor.

5.2 Exchange.

(a) Offer Document. Investor acknowledges and agrees that HET has previously provided Investor with the Offer Document.

(b) Consummation of Exchange. As promptly as practicable following the date on which the conditions set forth in Section 5.2(c) below are satisfied, (i) Investor shall cause to be validly and irrevocably tendered for exchange in the Exchange the Existing Investor Bonds and a number of Additional Investor Bonds equal to the Additional Exchange Amount; provided, that, if the Licensing Waiver shall have been obtained prior to the date on which the Exchange is to be consummated, Investor shall also cause to be validly and irrevocably tendered for exchange in the Exchange the Remaining Investor Bonds and (ii) BondCo shall, and HET shall cause BondCo to, consummate the Exchange by exchanging Subject Bonds for New Voting Stock as set forth herein.

(c) Conditions to Exchange.

(i) Conditions to the Obligations of Each Party. The respective obligations of Investor, HET and BondCo to consummate the Exchange are subject to the satisfaction or waiver, at or before the consummation of the Exchange, of each of the following conditions:

(A) No Injunctions, Illegality or Litigation. No Law or temporary restraining order, preliminary or permanent injunction or other judgment, writ, decree or judicial or administrative orders issued by any Governmental Entity shall have been adopted, promulgated, issued or threatened that would, and there shall not be pending any proceeding that would (if adversely determined), prohibit, prevent or render unlawful the consummation of the Exchange; and

(B) Regulatory Approvals; Reclassification; Registration. The Regulatory Approvals (other than the Registration) shall have been obtained and not revoked, and the Reclassification shall have been effected (and, if applicable, and solely with respect to any Subject Bonds the exchange of which would require the Licensing Waiver, the Licensing Waiver shall not have been revoked).

(ii) Conditions to the Obligation of Investor. The obligation of Investor to consummate the Exchange is further subject to the satisfaction or waiver, at or before the closing of the Exchange, of the following conditions:

(A) subject to Section 5.2(c)(ii)(M), the representations and warranties of HET and BondCo set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the date of the consummation of the Exchange (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality) that would not, individually or in the aggregate, be “material” to the investment decision of a reasonable investor making an investment decision in respect of the Transactions, and Investor shall have received a certificate of an executive officer of HET to such effect. For purposes of the foregoing, “material” means, with respect to the failure of any representations and warranties of HET and BondCo to be true and correct, that there is a substantial likelihood that a reasonable investor would attach importance to such failure in determining whether to exchange Subject Bonds for New Voting Stock. For the avoidance of doubt, the failure of any of the representations and warranties of HET and BondCo to be true and correct need not result in a Material Adverse Effect in order to be deemed “material” for purposes of this Section 5.2(c)(ii)(A);

(B) each and all of the covenants and agreements of HET and BondCo to be performed or complied with prior to the date of the consummation of the Exchange shall have been performed and complied with in all material respects, and Investor shall have received a certificate of an executive officer of HET to such effect;

(C) no Material Adverse Effect shall have occurred;

(D) no gaming license necessary for the operation of any Relevant Casino shall have been revoked or suspended;

(E) no voluntary or involuntary bankruptcy proceedings shall have been initiated, and there is no intent to initiate voluntary bankruptcy proceedings, and none of HET nor any of its Subsidiaries shall have any actual knowledge or reason to believe that any of its or their creditors intend to initiate involuntary bankruptcy proceedings, in each case with respect to HET or any of its material Subsidiaries;

(F) the registration rights agreement, which shall be in accordance with the terms of Annex A (the “Registration Rights Agreement”), shall have been fully executed and shall be in force and effect;

(G) no default or event of default under any Credit Document or Material Indebtedness shall have occurred, except for any defaults or events of default that have been properly cured in accordance with the terms of the applicable Credit Document or Material Indebtedness, as the case may be;

(H) the Sponsor Exchange shall have been consummated or shall be consummated substantially simultaneously with the Exchange;

(I) the Registration shall be effective and no stop order suspending the effectiveness of the Registration shall be in effect and, to HET’s actual knowledge, no proceeding for that purpose shall have been initiated or threatened by the SEC;

(J) except as contemplated in connection with the Transactions, no change in HET’s capital structure shall have occurred that would have a Material Adverse Effect;

(K) no merger, consolidation, change of control or other reorganization of HET or any of its material Subsidiaries shall have occurred that would have a Material Adverse Effect;

(L) the terms of the Exchange that are applicable to Investor shall be at least as favorable to Investor as the terms of any Alternative Exchange that are applicable to any other Person, taken as a whole; and

(M) notwithstanding Section 5.2(c)(ii)(A), the representations and warranties of HET and BondCo set forth in Sections 3.9(e) and 3.12 shall be true and correct on and as of the date hereof and on and as of the date of the consummation of the Exchange.

(d) Other Exchanges. From the date hereof until the termination of this Agreement, if HET offers to any Person to exchange any Subject Bonds for New Voting Stock or other capital stock of HET (an “Alternative Exchange”) on terms that are more favorable, taken as a whole, to such Person than the terms of the Exchange are to Investor, then HET will promptly disclose such terms of such Alternative Exchange to Investor and Investor will then have the right to receive, at Investor’s election, the rights, benefits and obligations of all of such terms of such Alternative Exchange with respect to the Exchange (to the extent not then consummated) and/or any prospective Secondary Exchange.

5.3 Secondary Exchanges. If the Licensing Waiver is obtained after the consummation of the Exchange and prior to the termination of this Agreement, BondCo will exchange, and HET will cause BondCo to exchange, the Remaining Investor Bonds for New

Voting Stock in a manner identical to the Exchange (subject to Section 5.2(d)), also at the Applicable Exchange Ratio and subject to the same conditions precedent, including the conditions precedent contained in Section 5.2(c) (other than the condition contained in Section 5.2(c)(ii)(H)), and pursuant to agreements and other documentation customary and reasonable for such a private exchange. Each of HET, BondCo and Investor shall cooperate to effect any such secondary exchange promptly following receipt of the Licensing Waiver as contemplated above. From and after the consummation of the Exchange until the termination of this Agreement, upon the request of Investor from time to time, BondCo will exchange, and HET will cause BondCo to exchange, Subject Bonds for New Voting Stock in a manner identical to the Exchange (subject to Section 5.2(d)), also at the Applicable Exchange Ratio and subject to the same conditions precedent, and pursuant to agreements and other documentation customary and reasonable for such a private exchange; provided, that, in no event shall BondCo or HET be required to effect any such exchange that would result in Investor holding in excess of 4.9% of the total issued and outstanding New Voting Stock. Any such secondary exchange as provided in this foregoing Section 5.3, a “Secondary Exchange.”

5.4 Listing. In connection with Investor’s exercise of its rights under the Registration Rights Agreement, HET shall use its reasonable best efforts to cause the New Voting Stock covered by the Registration Rights Agreement to be listed for trading on the New York Stock Exchange or the NASDAQ Stock Exchange, including by effecting any related registrations of the New Voting Stock under the Exchange Act.

5.5 Confidentiality. HET and Investor agree that all information exchanged in connection with the Transactions shall be subject to the Confidentiality Agreement, dated as of May 11, 2010, between HET and Investor, which shall remain in full force and effect pursuant to its terms.

5.6 Public Disclosure. From the date of this Agreement until the Closing or termination hereof, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Transactions (including any Current Report on Form 8-K pursuant to the Exchange Act reporting the execution of this Agreement and/or consummation of the Exchange), and no party shall issue or otherwise make any public announcement pertaining to the Transactions without the prior consent of HET (in the case of Investor) or Investor (in the case of HET or BondCo), except as required, on the advice of legal counsel, by Law, Regulatory Authorities (including filings in connection with obtaining the Regulatory Approvals) or the requirements of a securities exchange (a “Compelled Disclosure”). Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party, after consultation with its legal counsel, determines that it is required to make any Compelled Disclosure, it shall, to the extent permitted by Law, at a reasonable time before making any such Compelled Disclosure, consult with the other parties regarding such Compelled Disclosure and give the other parties reasonable time to comment on such Compelled Disclosure in advance of such issuance and shall only include in any such Compelled Disclosure such information that is legally required to be disclosed upon the advice of legal counsel (and may not refer to the other party absent the other party’s prior opportunity to review and comment on the portions of such Compelled Disclosure referring to such party). This provision will not apply to communications by any party to its legal counsel, accountants and other professional advisors.

5.7 Transfer Restrictions.

(a) From the date hereof until the termination of this Agreement, Investor shall not, directly or indirectly, cause or permit to be effected any Transfer of Subject Bonds directly or indirectly owned by Investor, except (a) in connection with the Exchange or any Secondary Exchange and (b) to any Affiliate thereof. The foregoing restriction is expressly agreed to preclude engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of Subject Bonds even if such Subject Bonds would be disposed of by someone other than Investor. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of Investor’s or Sponsors’, as the case may be, Subject Bonds or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Bonds.

(b) Notwithstanding the foregoing, the provisions of this Section 5.7 shall terminate and be of no further force and effect, upon (w) the initiation of, or written intent to initiate, voluntary or involuntary bankruptcy with respect to HET or any of its material Subsidiaries, (x) the occurrence of a default, event of default or material breach under any Credit Document or any Material Indebtedness, (y) any material breach of this Agreement by HET or BondCo that remains uncured (if curable) for more than thirty (30) days after HET’s receipt of written notice specifying such alleged breach (a termination upon expiration of such thirty (30) day period in this clause (y) being referred to as a “Breach Termination”) or (z) the expiration of the five (5) day period following HET’s receipt of written notice from Investor to such effect, which notice is delivered subsequent to either (i) HET’s provision to Investor of a copy of a written communication from an applicable Regulatory Authority or (ii) Investor’s provision to HET of a copy of a written communication from an applicable Regulatory Authority, in each case that contains an express denial of any Regulatory Approval or the Licensing Waiver, respectively (either, a “Denial Letter”), either of which denial purports to be, and is (including at the expiration of such five (5) day notice period), final, non-appealable and not susceptible to cure or redress through a change in the transactions described in the Offer Document, which change would not be material to a reasonable passive institutional investor; provided, that, for purposes of the foregoing clause (z), (I) each of HET and Investor shall provide the other party with a copy of any Denial Letter promptly following either party’s receipt of the same and (II) the provisions of Section 5.7 shall terminate solely with respect to those Subject Bonds the exchange of which for New Voting Stock would have required receipt of the denied Regulatory Approval or Licensing Waiver. Nothing in this Section 5.7 shall constitute or permit any alteration in the parties’ respective obligations under this Agreement.

(c) If the provision of the Sponsor Agreement equivalent to this Section 5.7, or any amendment to such provision, is more favorable to any Sponsor in any respect than the provisions of this Section 5.7 with respect to Investor, then HET will promptly disclose such more favorable provision to Investor and Investor will then have the right to receive the rights and benefits of such more favorable provision.

5.8 SEC Filings. HET shall timely file, or cause to be timely filed, all SEC Filings.

5.9 Registration. HET shall comply with and perform the undertakings set forth in the Offering Memorandum under “General Terms of the Exchange Offer - Shelf Registration Statement”. In addition, the Registration shall contain a “Plan of Distribution” in the form set forth on Annex B. The Registration shall be effected pursuant to the procedures set forth on Annex C, and shall contain mutual indemnification provisions as set forth on Annex D.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party. The respective obligations of Investor, HET and BondCo to consummate the Closing are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) No Injunctions, Illegality or Litigation. No Law or temporary restraining order, preliminary or permanent injunction or other judgment, writ, decree or judicial or administrative orders issued by any Governmental Entity shall have been adopted, promulgated, issued or threatened that would, and there shall not be pending any proceeding that would (if adversely determined), prohibit, prevent or render unlawful the consummation of the Closing.

6.2 Conditions to the Obligations of Investor. The obligation of Investor to consummate the Closing is further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of HET and BondCo set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), and Investor shall have received a certificate of an executive officer of HET to such effect.

(b) Performance of Obligations. Each and all of the covenants and agreements of HET and BondCo to be performed or complied with prior to the date hereof pursuant to this Agreement shall have been performed and complied with in all material respects, and Investor shall have received a certificate of an executive officer of HET to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Revocation or Suspension. No gaming license necessary for the operation of any Relevant Casino shall have been revoked or suspended.

(e) Sponsor Bond Purchase. The Sponsor Bond Purchase pursuant to the Sponsor Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing.

(f) Closing Deliveries. At the Closing, HET and BondCo shall deliver, or shall cause to be delivered to Investor:

(i) Evidence of the transfer to Investor, in book-entry form, of legal and beneficial title to the Additional Investor Bonds, registered in such names and in such denominations as set forth in instructions of the Investor delivered to HET three (3) days prior to Closing; and

(ii) such other documents as Investor may reasonably request in accordance herewith to consummate the Closing.

(g) No Bankruptcy. No voluntary or involuntary bankruptcy proceedings shall have been initiated, and there is no intent to initiate voluntary bankruptcy proceedings, and none of HET nor any of its Subsidiaries shall have any actual knowledge or reason to believe that any of its or their creditors intend to initiate involuntary bankruptcy proceedings, in each case with respect to HET or any of its material Subsidiaries.

(h) Defaults. No default or event of default under any Credit Document or Material Indebtedness shall have occurred, except for any defaults or events of default that have been properly cured in accordance with the terms of the applicable Credit Document or Material Indebtedness, as the case may be.

6.3 Conditions to the Obligations of HET and BondCo. The respective obligations of HET and BondCo to consummate the Closing are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Investor set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Obligations. Each and all of the covenants and agreements of Investor to be performed or complied with prior to the date hereof pursuant to this Agreement shall have been performed and complied with in all material respects.

(c) Consideration. Investor shall have paid the purchase price as provided in Section 2.2.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement (a) may be terminated by mutual consent in writing of each of HET, BondCo and Investor, or (b) shall terminate on the earlier to occur of (x) the Regulatory Termination Date or (y) a Breach Termination, but in any event not later than eleven (11) months after the date hereof.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall become void and have no effect, without any liability or obligation on the part of any party hereto or their respective Affiliates, officers, directors or stockholders, other than this Section 7.2, Article 8 and Article 9, which shall survive such termination. Notwithstanding the foregoing, upon a Breach Termination, the covenants and agreements contained herein that relate to the New Voting Stock shall survive in accordance with their terms with respect to those shares of New Voting Stock, if any, then held by Investor.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1 Survival. All representations and warranties of HET and BondCo under this Agreement shall not survive the Closing. The covenants and agreements of HET and BondCo under this Agreement that are intended to be performed following the Closing shall survive the Closing in accordance with their terms.

8.2 Indemnification.

(a) By HET and BondCo. HET and BondCo each agree to jointly and severally indemnify and hold harmless Investor and its Subsidiaries and Affiliates and each of their respective officers, directors, partners, members and employees, and each Person who controls Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all claims, damages, liabilities, deficiencies, judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees and expenses), but expressly subject to Section 9.9(b) (collectively, “Losses”), arising out of or resulting from any action, suit, claim, or proceeding by any stockholder or creditor of HET or any of its Subsidiaries or Affiliates arising out of or resulting from the Transactions (unless such claim is based upon conduct by Investor that constitutes fraud, gross negligence or willful misconduct).

(b) By Investor. Investor agrees to indemnify and hold harmless HET and its Subsidiaries and Affiliates and each of their respective officers, directors, partners, stockholders, members and employees (each, an “HET Indemnified Party”) to the fullest extent lawful, from and against any and all Losses, but expressly subject to Section 9.9(b), arising out of or resulting from any action, suit, claim, or proceeding by any stockholder, investor or creditor of Investor or any of its Subsidiaries or Affiliates arising out of or resulting from the Transactions (unless such claim is based upon conduct by HET that constitutes fraud, gross negligence or willful misconduct).

(c) Procedures. Any party seeking indemnification under this Section 8.1 (“Indemnified Person”) shall give prompt written notice to the other party (“Indemnifying Person”) of any claim, action, suit or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability which it may have under the indemnity provided in Section 8.2, unless and to the extent the Indemnifying Person shall have been actually and materially prejudiced by the failure of such Indemnified Person to so notify the Indemnifying Person. Such notice shall describe in reasonable detail such claim. In case any claim, action, suit or proceeding is brought against an Indemnified Person, the Indemnified Person shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the

Indemnifying Person so elects within a reasonable time after receipt of notice, the Indemnifying Person may assume the defense of the action or proceeding at the Indemnifying Person’s own expense with counsel chosen by the Indemnifying Person and approved by the Indemnified Person, which approval shall not be unreasonably withheld, and the Indemnified Person may participate in such defense at its own expense; provided, however, that the Indemnifying Person will not settle or compromise any claim, action, suit or proceeding, or consent to the entry of any judgment with respect to any such pending or threatened claim, action, suit or proceeding, without the written consent of the Indemnified Person unless such settlement, compromise or consent secures the unconditional release of the Indemnified Person from all liabilities arising out of such claim, action, suit or proceeding and requires nothing other than the payment of money by the Indemnifying Person; provided, further, that if the defendants in any such claim, action, suit or proceeding include both the Indemnified Person and the Indemnifying Person and the Indemnified Person reasonably determines, based upon advice of legal counsel, that such claim, action, suit or proceeding involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Person and the Indemnified Person, then the Indemnifying Person shall not be entitled to assume the defense of the Indemnified Person and the Indemnified Person shall be entitled to separate counsel at the Indemnifying Person’s expense, which counsel shall be chosen by the Indemnified Person and approved by the Indemnifying Person, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the Indemnifying Person shall not be liable for the fees, charges and disbursements of more than one separate firm for the Indemnified Persons. If the Indemnifying Person assumes the defense of any claim, action, suit or proceeding, all Indemnified Persons shall thereafter deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by such Indemnified Persons relating to the claim, action, suit or proceeding, and each Indemnified Person shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably available to the Indemnified Person and that are reasonably relevant to such claim, action, suit or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Person is not entitled to assume the defense of such claim, action, suit or proceeding as a result of the second proviso to the fourth sentence of this Section 8.2(c), the Indemnifying Person’s counsel shall be entitled to conduct the defense of the Indemnifying Person and the Indemnified Person’s counsel shall be entitled to conduct the defense of the Indemnified Person, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Person is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 8.2(c), the Indemnifying Person will pay the reasonable fees and expenses of counsel for the Indemnified Person; in that event, however, the Indemnifying Person will not be liable for any settlement of any claim, action, suit or proceeding effected without the written consent of the Indemnifying Person, which may not be unreasonably withheld, delayed or conditioned. If the Indemnifying Person is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section 8.2(c), the Indemnifying Person shall not be liable for any fees and expenses of counsel for the Indemnified Person incurred thereafter in connection with that action or proceeding except as set forth in the fourth sentence of this Section 8.2(c). Unless and until a final judgment is rendered that an Indemnified Person is not entitled to the costs of defense under the provisions of this Section 8.2(c), the Indemnifying Person shall reimburse, promptly as they are incurred, the Indemnified Person’s costs of defense. The Indemnifying Person’s obligation to indemnify the Indemnified Persons for Losses hereunder is irrespective of whether the Indemnified Person has itself made payments in respect of such Losses.

ARTICLE 9

GENERAL

9.1 Entire Agreement. This Agreement contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the parties and their representatives, whether oral or written, respecting such subject matter.

9.2 Amendment and Waivers. This Agreement may be modified, supplemented or amended only by a written instrument executed by HET, BondCo and Investor. Waiver by a party of any breach of or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure of any term of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered to the affected party in accordance with Section 9.8. For the avoidance of doubt, no term or provision of the Offer Document shall be deemed to amend any term or provision of this Agreement, and in the event of any conflict between the terms and provisions of the Offer Document and this Agreement, the terms and provisions of this Agreement shall control.

9.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware. Each party also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its principal mailing address shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.5 Counterparts; Effectiveness. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.6 Severability. If a court of competent jurisdiction rules that any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the parties agree that this Agreement shall be considered severable and divisible, and a reviewing court shall have the authority to amend or “blue pencil” this Agreement so as to make it fully valid and enforceable.

9.7 Expenses. All fees and expenses incurred in connection with the Transactions shall be the responsibility of the respective party incurring such fees and expenses.

9.8 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by (a) United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed, (b) a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid or (c) a nationally recognized overnight delivery service, in each case as follows:

(a)	if to HET or BondCo:

Harrah’s Entertainment, Inc.
Harrah’s BC, Inc.
One Caesars Palace Drive
Las Vegas, Nevada 89109
	Facsimile:	(702) 407-6418
	Attention:	General Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
	Facsimile:	(212) 326-2061
	Attention:	John Scott, Esq.

(b)	if to Investor:

Paulson & Co. Inc.
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
	Facsimile:	(212) 351-5887
	Attention:	Mr. Michael Waldorf

with a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, NY 10176
	Facsimile:	(212) 986-8866
	Attention:	Max Karpel, Esq.

9.9 Remedies; Limitations.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of HET and BondCo, on the one hand, and Investor, on the other hand, will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

(b) The sole and exclusive remedy for breaches of representations and warranties set forth herein shall be the respective right to refuse to consummate one or more Transactions, as applicable, in accordance with and subject to the conditions precedent set forth herein.

(c) Notwithstanding anything to the contrary herein, in any action, suit, claim or other proceeding hereunder or otherwise in connection with the Transactions, whether pursuant to claims under contract, tort, indemnification or any other theory, no party shall seek or be entitled to, and each party hereby knowingly and expressly disclaims the right to assert or receive, damages other than direct damages. In furtherance of the foregoing, the parties expressly disclaim, and shall not be entitled to recover, any indirect, incidental, special, exemplary, punitive or consequential damages or any damages measured by or based on diminution of value, lost profits, a multiple of earnings and/or future value of the New Voting Stock or equity interests of HET in the event Subject Bonds are not exchanged for New Voting Stock or equity interests of HET as set forth herein.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan Halkyard
Name:
Title:

HARRAH’S BC, INC.

By:	/s/ Jonathan Halkyard
Name:
Title:

PAULSON & CO. INC., on behalf of the several investment funds and accounts managed by it

By:	/s/ Michael Waldorf
Name:	Michael Waldorf
Title:	Managing Director

[Signature page to IEA]

SCHEDULE I

SUBJECT BONDS OWNED BY BONDCO

Maturity	Percentage of Total	Principal amount owned ($000s)	Coupon
2015	39.8%	339,922	5.625%
2016	25.0%	213,118	6.5%
2017	35.2%	300,902	5.75%

TOTAL	100.0%	853,942

EXISTING INVESTOR BONDS

Maturity	Principal amount owned ($000s)	Coupon
2015	28,425	5.625%
2016	100,000	6.5%
2017	49,500	5.75%
TOTAL	177,925

APPLICABLE EXCHANGE RATIO

$1.00 principal amount of Subject Bonds is exchangeable for 0.01 share of New Voting Stock (giving pro forma effect to the Reclassification) plus an amount of New Voting Stock in respect of any accrued but unpaid interest on such Subject Bond up to, but not including, the settlement date at the same rate as the Applicable Exchange Ratio; provided, however, if, between the date of this Agreement and the date on which the Exchange or any Secondary Exchange is effected, the outstanding shares of HET’s existing non-voting common stock or New Voting Stock, as applicable, shall have been changed into or exchanged for a different number or kind of shares or securities as a result of any Recapitalization, a reasonable, appropriate and proportionate adjustment (based on weighted average) shall be made to the Applicable Exchange Ratio by the board of directors of HET in good faith. For the avoidance of doubt, the Applicable Exchange Ratio is based on the par value of the Subject Bonds plus any accrued and unpaid interest on the Subject Bonds included in the Bond Purchase Price.

ADDITIONAL INVESTOR BONDS; BOND PURCHASE PRICE

Maturity	Percentage of Total	Additional Investor Bonds ($000s)	Bond Purchase Price	Cash Purchase Price ($)	Accrued Interest ($)[1]	Total Purchase Price ($)
2015	39.8%	211,905	$66.0	139,857,300	761,534
2016	25.0%	132,856	$66.0	87,684,960	551,721
2017	35.2%	187,580	$66.0	123,802,800	2,486,738

TOTAL	100.0%	532,341	$66.0 (weighted average)	351,345,060	3,799,993	355,145,053

ADDITIONAL SPONSOR BONDS

Maturity	Percentage of Total	Sponsor Bonds ($000s)	Bond Purchase Price	Cash Purchase Price ($)	Accrued Interest ($)[2]	Total Purchase Price ($)
2015	39.8%	120,625	$66.0	79,612,500	433,496
2016	25.0%	75,627	$66.0	49,913,820	314,062
2017	35.2%	106,778	$66.0	70,473,480	1,415,550

TOTAL	100.0%	303,030	$66.0 (weighted average)	199,999,800	2,163,108	202,162,908

[1]	Accrued interest shown assumes settlement date of 6/24/10. To be adjusted accordingly if settlement occurs on a different date.
[2]	Accrued interest shown assumes settlement date of 6/24/10. To be adjusted accordingly if settlement occurs on a different date.

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EXISTING SPONSOR BONDS

Maturity	Principal amount owned ($000s)	Coupon
2015	29,486	5.625%
2016	5,701	6.5%
2017	17,330	5.75%
TOTAL PER SPONSOR (approximate):	52,517
TOTAL FOR SPONSORS:	$105,033,000

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ANNEX A

SUMMARY OF

REGISTRATION RIGHTS AGREEMENT TERMS

Investor shall have the right to make one (1) demand for an underwritten public offering of its shares of New Voting Stock as more particularly described below. The managing underwriter for any such underwritten public offering shall be selected by Investor and reasonably acceptable to HET.

HET will agree, for the benefit of Investor, to file with the SEC a registration statement covering resale of the New Voting Stock issued to Investor in the Exchange, or the “registrable securities,” not later than sixty (60) days following the date on which written notice of such demand is received by HET from Investor, provided that the New Voting Stock is not then listed on the New York Stock Exchange or the NASDAQ Stock Market. HET will use reasonable best efforts to cause the registration statement to be declared effective as promptly as is practicable following the filing thereof. HET shall also take such other actions reasonably requested by Investor or the managing underwriter of any underwritten public offering, including, without limitation, using its reasonable best efforts to: (i) provide a transfer agent and registrar for the New Voting Stock, (ii) enter into and perform under customary agreements (including underwriting agreements) requested by Investor or the managing underwriter, (iii) obtain “comfort” letters from HET’s registered independent public accountants, (iv) obtain opinions of legal counsel to HET, (v) make available for inspection and copying all financial and other records and pertinent corporate documents of HET and its Subsidiaries and (iv) enter into, and cause its officers and directors to enter into, customary lock-up agreements.

As further described in the Offer Document, Investor shall have customary piggy-back registrations rights with respect to any registration statement filed by HET with respect to any offering of New Voting Stock on its own behalf, including any Qualified IPO, or on behalf of third-parties, subject to any existing contractual requirements applicable to HET in connection with the exercise of any registration rights.

In selling any shares of New Voting Stock pursuant to a registration statement, Investor generally will be required to be named as a selling shareholder in the related prospectus and, to the extent required by applicable law, to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement that are applicable to Investor (including certain indemnification rights and obligations). In addition, Investors, as holders of New Voting Stock, may be required to deliver information reasonably required to have its shares included in the registration statement.

* * * * *

ANNEX B

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

HET is required to pay costs associated with the registration of the shares (including preparation and filing of required filings and related submissions, fees and expenses of its legal counsel and accountants and printing costs); Investor is required to pay any fees and expenses incurred by it incident to the registration of the shares (including, for the avoidance of doubt, fees and expenses of legal counsel retained by it). Each of HET and Investor will agree to provide indemnification to the other party against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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ANNEX C

REGISTRATION PROCEDURES

In connection with the Shelf Registration Statement, the following provisions shall apply.

(A) HET shall:

(i) furnish to counsel for the Investor, not less than five Business Days prior to the filing thereof with the Commission, a copy of any Shelf Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein (including all documents incorporated by reference therein after the initial filing) and shall use their reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as counsel to the Investor reasonably proposes; and

(ii) include the names of the Investor parties that propose to sell New Voting Stock pursuant to the Shelf Registration Statement as selling security holders.

(B) HET shall use its reasonable best efforts to ensure that:

(i) the Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the Securities Act; and

(ii) the Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(C) Subject to the other provisions herein, HET shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until all New Voting Shares included in such Shelf Registration Statement (i) have been sold pursuant to the Prospectus or (ii) may be resold by the holder thereof pursuant Rule 144 under the Securities Act without regarding to volume limitations or public information requirements.

(D) HET shall advise the Investor and counsel for the Investor, and, if requested by the Investor, shall confirm such advice in writing (which notice pursuant to clauses (ii)-(v) hereof shall be accompanied by an instruction to suspend the use of the Prospectus until HET shall have remedied the basis for such suspension):

(i) when the Shelf Registration Statement and any amendment thereto has been filed with the Commission and when the Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission after the effective date for any amendment or supplement to the Shelf Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the institution of any proceeding for that purpose;

(iv) of the receipt by HET of any notification with respect to the suspension of the qualification of the securities included therein for sale in any jurisdiction or the institution of any proceeding for such purpose; and

(v) of the happening of any event that requires any change in the Registration Statement or the Prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

If use of the prospectus has been suspended for more than forty-five (45) consecutive days in any calendar quarter, then HET shall pay to the holders of Registrable Securities as liquidated damages an amount equal to the Stated Percentage (as defined below) of the principal balance of the notional amount of Subject Bonds that were exchanged by Investor for those Registrable Securities that are still held by Investor and its Affiliates for each day in excess of such forty-five (45) day limitation until such suspension has been rescinded. “Stated Percentage” means the weighted average daily interest rate of Subject Bonds exchanged by Investor for New Voting Stock then held by Investor.

(E) HET shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or the qualification of the securities therein for sale in any jurisdiction.

(F) HET shall furnish to the Investor, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment thereto, including all material incorporated therein by reference, and, if the Investor so requests in writing, all exhibits thereto (including exhibits incorporated by reference therein).

(G) HET shall, during the period in which the Shelf Registration Statement is required to remain effective (the “Shelf Effectiveness Period”), deliver to the Investor, without charge, as many copies of the Prospectus (including the preliminary prospectus) included in the Shelf Registration Statement and any amendment or supplement thereto as the Investor may reasonably request. HET consents to the use of the Prospectus or any amendment or supplement thereto by the Investor in connection with the offering and sale of the New Voting Stock covered by the Prospectus, or any amendment or supplement thereto, included in the Shelf Registration Statement.

(H) Prior to any offering of New Voting Stock pursuant to the Shelf Registration Statement, HET shall arrange, if necessary, for the qualification of the New Voting Stock for sale under the laws of such jurisdictions as the Investor shall reasonably request and shall maintain such qualification in effect so long as required; provided that in no event shall HET be obligated (A) to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject them to service of process in suits, other than those arising out of the Exchange or any offering pursuant to the Shelf Registration Statement, in any such jurisdiction where it is not then so subject or (B) to subject itself to taxation in excess of a nominal amount in respect of doing business in such jurisdiction.

(I) HET shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing shares of New Voting Stock to be issued or sold pursuant to the Shelf Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Investor may request in writing at least three (3) Business Days prior to the closing date of any sales of New Voting Stock.

(J) Upon the occurrence of any event contemplated by subsections (D)(ii) through (v) above, HET shall promptly (or within the time period provided for by clause (ii) hereof, if applicable) prepare a post-effective amendment to the Shelf Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the Investor of the securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In such circumstances, the period of effectiveness of the Shelf Registration Statement shall be extended by the number of days from and including the date of the giving of a notice of suspension pursuant subsection (c) to and including the date when the Investor shall have received such amended or supplemented Prospectus pursuant to this Section.

(K) HET may require the Investor to furnish to HET such information regarding the Investor and the distribution of such securities as HET may from time to time reasonably require for inclusion in the Shelf Registration Statement.

(L) HET shall use its reasonable best efforts to take all other steps necessary to effect the registration of the New Voting Stock covered by the Shelf Registration Statement.

ANNEX D

INDEMNIFICATION

(a) HET agrees to indemnify and hold harmless Investor, the directors, officers, employees, affiliates and agents of Investor and each person who controls Investor within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in any preliminary prospectus or the prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary prospectus or the prospectus, in the light of the circumstances under which they were made) not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that HET will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to HET by or on behalf of the party claiming indemnification specifically for inclusion therein. This indemnity agreement shall be in addition to any liability that HET may otherwise have.

(b) Investor agrees to indemnify and hold harmless HET, each of its directors and officers who sign the Shelf Registration Statement and each person who controls HET within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from HET to Investor, but only with reference to written information relating to Investor furnished to HET by or on behalf of Investor specifically for inclusion in the documents referred to in the foregoing indemnity. The foregoing indemnification obligation of Investor and Investor’s obligation for contribution under paragraph (d) of this Annex C shall be limited to an amount equal to the net proceeds received by Investor from the sale of Investor’s securities pursuant to the Shelf Registration Statement. This indemnity agreement will be in addition to any liability that Investor may otherwise have.

(c) Any party seeking indemnification pursuant to paragraphs (a) or (b) (the “Indemnified Person”) shall give prompt written notice to the other party (the “Indemnifying Person”) of any claim, action, suit or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability which it may have under the indemnity provided in paragraphs (a) or (b), unless and to the extent the Indemnifying Person shall have been actually and materially prejudiced by the failure of such Indemnified Person to so notify the Indemnifying Person. Such notice shall describe in reasonable detail such claim. In case any claim, action, suit or proceeding is brought against an Indemnified Person, the Indemnified Person shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the Indemnifying Person so elects within a reasonable time after receipt of notice, the Indemnifying Person may assume the defense of the action or proceeding at the Indemnifying Person’s own expense with counsel chosen by the Indemnifying Person and approved by the Indemnified Person, which approval shall not be unreasonably withheld, and the Indemnified Person may participate in such defense at its own expense; provided, however, that the Indemnifying Person will not settle or compromise any claim, action, suit or proceeding, or consent to the entry of any judgment with respect to any such pending or threatened claim, action, suit or proceeding, without the written consent of the Indemnified Person unless such settlement, compromise or consent secures the unconditional release of the Indemnified Person from all liabilities arising out of such claim, action, suit or proceeding and requires nothing other than the payment of money by the Indemnifying Person; provided, further, that if the defendants in any such claim, action, suit or proceeding include both the Indemnified Person and the Indemnifying Person and the Indemnified Person reasonably determines, based upon advice of legal counsel, that such claim, action, suit or proceeding involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Person and the Indemnified Person, then the Indemnifying Person shall not be entitled to assume the defense of the Indemnified Person and the Indemnified Person shall be entitled to separate counsel at the Indemnifying Person’s expense, which counsel shall be chosen by the Indemnified Person and approved by the Indemnifying Person, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the Indemnifying Person shall not be liable for the fees, charges and disbursements of more than one separate firm for the Indemnified Persons. If the Indemnifying Person assumes the defense of any claim, action, suit or proceeding, all Indemnified Persons shall thereafter deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by such Indemnified Persons relating to the claim, action, suit or proceeding, and each Indemnified Person shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably available to the Indemnified Person and that are reasonably relevant to such claim, action, suit or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Person is not entitled to assume the defense of such claim, action, suit or proceeding as a result of the second proviso to the fourth sentence of this paragraph (c), the Indemnifying Person’s counsel shall be entitled to conduct the defense of the Indemnifying Person and the Indemnified Person’s counsel shall be entitled to conduct the defense of the Indemnified Person, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Person is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this paragraph (c), the Indemnifying Person will pay the reasonable fees and expenses of counsel for the Indemnified Person; in that event, however, the Indemnifying Person will not be liable for any settlement of any claim, action, suit or proceeding effected without the written consent of the Indemnifying Person, which may not be unreasonably withheld, delayed or conditioned. If the Indemnifying Person is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this paragraph (c), the Indemnifying Person shall not be liable for any fees and expenses of counsel for the

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Indemnified Person incurred thereafter in connection with that action or proceeding except as set forth in the fourth sentence of this paragraph (c). Unless and until a final judgment is rendered that an Indemnified Person is not entitled to the costs of defense under the provisions of this paragraph (c), the Indemnifying Person shall reimburse, promptly as they are incurred, the Indemnified Person’s costs of defense. The Indemnifying Person’s obligation to indemnify the Indemnified Persons for Losses (as defined below) hereunder is irrespective of whether the Indemnified Person has itself made payments in respect of such Losses.

(d) In the event that the indemnity provided in paragraph (a) or (b) above is unavailable to or insufficient to hold harmless an Indemnified Person for any reason, then each applicable Indemnifying Person shall have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, liability, damage or action) (collectively “Losses”) (other than by virtue of the failure of an Indemnified Person to notify the Indemnifying Person of its right to indemnification pursuant to paragraph (a) or (b) above, where such failure materially prejudices the Indemnifying Person (through the forfeiture of substantial rights or defenses)), each Indemnifying Person, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses, in such proportion as is appropriate to reflect the relative benefits received by such Indemnifying Person, on the one hand, and such Indemnified Person, on the other hand, from the Shelf Registration Statement which resulted in such Losses. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Indemnifying Person and the Indemnified Person shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of such Indemnifying Person, on the one hand, and such Indemnified Person, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information provided by the Indemnifying Person, on the one hand, or by the Indemnified Person, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of hereof, each person who controls Investor within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of Investor shall have the same rights to contribution as Investor, and each person who controls HET within the meaning of either the Securities Act or the Exchange Act, each officer of HET who shall have signed the Registration Statement and each director of HET shall have the same rights to contribution as HET, subject in each case to the applicable terms and conditions of this paragraph (d).

(e) The provisions set forth above will remain in full force and effect, regardless of any investigation made by or on behalf of Investor or HET or any of the Indemnified Persons referred to herein, and will survive the sale by Investor of securities covered by the Shelf Registration Statement.

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